FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS FISCAL 2013 FIRST QUARTER RESULTS

HAUPPAUGE, NY - July 10, 2012 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2013 first quarter ended May 31, 2012.

Release Highlights:

•	Sales increase of 17.4% driven by Hirschmann acquisition and continued growth in Accessories group.

•	Core operating expenses, excluding Hirschmann acquisition expenses, declined by $0.7 million or 1.7%.

•	Company reports net loss and negative EBITDA due to a settlement charge and other one-time expenses; Adjusted EBITDA was $10.0 million as compared to $9.7 million in the comparable year-ago period.

•	New programs and product introductions slated for 2nd and 3rd fiscal quarters should bolster sales, margins and income, despite international headwinds.

•	Company maintains its guidance of $900 million in sales and gross profit margins of 28%; lowers EBITDA guidance for the year to account solely for the settlement charge of $8.4 million.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, “There were a number of factors that impacted our first quarter results, the biggest of which was a patent litigation settlement, followed by the one-time fees and expenses associated with our acquisition of Hirschmann and the impact the Euro translation had on our operations. Despite the international headwinds we are facing and the impact the Euro translation will have on our financial results compared to last year, at this time, we are comfortable with our prior sales and margin guidance. EBITDA will be impacted by the settlement, but operationally, we are executing according to plan. As such, we are reiterating top-line guidance, while lowering EBITDA to account for the $8.4 million charge. We now expect EBITDA to be in the range of $54 - $57 million.”

Lavelle continued, “Our domestic operations performed mostly to plan and there are several new programs within each of our groups - mobile OEM, accessories and high-end audio - which should positively impact our performance in future quarters. International softness is the one primary area of concern, though overall, we continue to execute on our strategy and have successfully increased our presence at retail and with OEMs, both domestically and abroad. We have new OEM programs beginning in the second quarter with Ford and Nissan, new programs in place with Qualcomm and Sprint for location-based services, and several new product launches that will take place throughout the duration of the year. We remain focused on identifying synergies within our global footprint and growing our business organically over the coming years. Our strategy has not changed and we believe VOXX International is well positioned to deliver long-term sustainable value for our shareholders.”

First Quarter Performance
Net sales for the fiscal 2013 first quarter were $194.0 million, an increase of 17.4% compared to net sales of $165.3 million in the comparable year ago period.

Electronics sales were $152.8 million and $132.3 million for the comparable fiscal first quarters, an increase of 15.5%. Driving this increase was primarily the addition of Hirschmann sales, which accounted for $36.6 million during the fiscal 2013 first quarter. Hirschmann was acquired by VOXX International on March 14, 2012. During the fiscal 2013 first quarter and excluding the impact of Hirschmann, the Company experienced sales declines of mobile electronics products versus the comparable period. This decline however was mostly related to seasonal factors which impacted sales of remote starts to OEMs, as well as due to timing as a large OEM program for mobile entertainment products concluded in the first quarter. New programs are expected to begin the fiscal 2013 second quarter which should more than offset the first quarter decline. Additionally, the Company continued to de-emphasize sales of some of its lower margin commoditized product lines as part of its overall strategy. For the three months ended May 31, 2012, Electronics sales represented 78.8% of net sales as compared to 80.0% in the comparable prior year period.

Accessories sales for the fiscal 2013 first quarter were $41.2 million, an increase of 24.8% as compared to sales of $33.0 million in the comparable year-ago period. The Accessories group was favorably impacted by higher sales of wireless speakers and other product lines, as well as an increase in sales of digital set-top boxes given the transition from analog to digital technology which has mostly concluded. As a percentage of net sales, Accessories represented 21.2% of net sales for the three months ended May 31, 2012 as compared to 20.0% in the comparable prior year period.

The gross margin for the three months ended May 31, 2012 was 26.0%, a decrease of 40 basis points as compared to 26.4% for the three months ended May 31, 2011. The decrease in gross margins was principally due to the unfavorable swings between hedged costs and related sales, the impact of Hirschmann's inventory valuation, and a one-time expense associated with a change in the Company's Hong Kong warehouse. Excluding the impact of these factors, gross margins would have been slightly higher in the fiscal 2013 first quarter period. The Company noted that with new products and programs slated for the 2nd and 3rd quarters, its remains comfortable with its prior guidance of gross margins of 28.0% for the fiscal year.

Operating expenses for the fiscal 2013 first quarter were $47.4 million, an increase of $7.7 million over $39.7 million reported in the fiscal 2012 first quarter. This increase was primarily driven by the addition of Hirschmann expenses which accounted for $8.4 million during the three months ended May 31, 2012. Excluding the addition of Hirschmann, operating expenses declined $0.7 million for the comparable quarters despite increases in employee expenses which the Company noted last quarter. The Company continues to monitor its expense structure and identify synergies throughout its global footprint, and is currently in the process of integrating its ERP systems and consolidating select facilities which will result in cost savings in future periods.

The Company reported operating income of $3.1 million for the fiscal 2013 first quarter, compared to operating income of $4.0 million in the comparable year ago period. The Company reported a net loss for the quarter ended May 31, 2012 of $4.7 million or a net loss per diluted share of $0.20 as compared to net income of $2.5 million and net income per diluted share of $0.11. However, during the fiscal 2013 first quarter, the Company recorded a charge in connection with a patent suit of approximately $8.4 million, and losses on forward exchange contracts of approximately $2.7 million which is associated with the funding of the Hirschmann purchase. This was partially offset by approximately $0.8 million associated with a favorable counterfeiting settlement for Klipsch. Additionally, the Company recorded increases in its interest and bank charges which were due primarily to interest expenses, fees and amortization of deferred financing costs related to the Amended Credit Facility entered into on March 14, 2012 to fund the Hirschmann acquisition.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal 2013 first quarter, was $(2.5) million as compared to EBITDA of $8.1 million for the comparable period in fiscal 2012. Taking into account stock-based compensation, net settlement charges related to the patent suit, Klipsch settlement recoveries, Asia restructuring charges, acquisition related costs and the loss on foreign exchange contracts related to the Hirschmann acquisition, the Company reported Adjusted EBITDA of $10.0 million as compared to $9.7 million in the comparable year-ago period and diluted adjusted EBITDA per common share of $0.43 as compared to $0.42 for the same periods as noted above.

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense, litigation settlements, restructuring charges and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Wednesday, July 11, 2012 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-295-4740; international: 617-614-3925; pass code: 78632871). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 23264199).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company's brands also hold #1 market share for

TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®.  International brands include Hirschmann®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

Company Contact:
Glenn Wiener
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31, 2012	February 29, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$21,277	$13,606
Accounts receivable, net	139,174	142,585
Inventory, net	152,781	129,514
Receivables from vendors	3,840	4,011
Prepaid expenses and other current assets	12,524	13,549
Income tax receivable	—	698
Deferred income taxes	5,033	3,149
Total current assets	334,629	307,112
Investment securities	13,004	13,102
Equity investments	15,860	14,893
Property, plant and equipment, net	60,841	31,779
Goodwill	158,230	87,366
Intangible assets, net	196,431	175,349
Deferred income taxes	756	796
Other assets	8,457	3,782
Total assets	$788,208	$634,179
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$59,448	$43,755
Accrued expenses and other current liabilities	63,750	52,679
Income taxes payable	5,139	5,432
Accrued sales incentives	18,075	18,154
Deferred income taxes	301	515
Current portion of long-term debt	18,201	3,592
Total current liabilities	164,914	124,127
Long-term debt	145,505	34,860
Capital lease obligation	5,984	5,196
Deferred compensation	3,593	3,196
Other tax liabilities	2,921	2,943
Deferred tax liabilities	39,237	34,220
Other long-term liabilities	11,741	7,840
Total liabilities	373,895	212,382
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	252	250
Paid-in capital	282,753	281,213
Retained earnings	157,976	162,676
Accumulated other comprehensive loss	(8,299)	(3,973)
Treasury stock	(18,369)	(18,369)
Total stockholders' equity	414,313	421,797
Total liabilities and stockholders' equity	$788,208	$634,179

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2012	2011
Net sales	$194,036	$165,325
Cost of sales	143,540	121,637
Gross profit	50,496	43,688
Operating expenses:
Selling	13,205	11,904
General and administrative	25,225	22,653
Engineering and technical support	7,411	3,811
Acquisition-related costs	1,596	1,343
Total operating expenses	47,437	39,711
Operating income	3,059	3,977
Other (expense) income:
Interest and bank charges	(2,244)	(1,483)
Equity in income of equity investees	1,357	1,129
Other, net	(9,656)	481
Total other (expense) income, net	(10,543)	127
(Loss) income before income taxes	(7,484)	4,104
Income tax (benefit) expense	(2,784)	1,617
Net (loss) income	$(4,700)	$2,487
Other comprehensive (loss) income:
Foreign currency translation adjustments	(4,622)	1,327
Derivatives designated for hedging	296	(704)
Other-than-temporary impairment loss on available for sale investment	—	300
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	—	(12)
Other comprehensive (loss) income, net of tax	(4,326)	911
Comprehensive (loss) income	$(9,026)	$3,398

Net (loss) income per common share (basic)	$(0.20)	$0.11
Net (loss) income per common share (diluted)	$(0.20)	$0.11
Weighted-average common shares outstanding (basic)	23,301,464	23,079,394
Weighted-average common shares outstanding (diluted)	23,301,464	23,287,621

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2012	2011
Net (loss) income	$(4,700)	$2,487
Adjustments:
Interest and bank charges	2,244	1,483
Depreciation and amortization	2,784	2,541
Taxes	(2,784)	1,617
EBITDA	(2,456)	8,128
Stock-based compensation	63	250
Net settlement charges related to MPEG suit	8,365	—
Klipsch settlement recovery	(800)	—
Asia restructuring charges	521	—
Acquisition related costs	1,596	1,343
Loss on foreign exchange as a result of Hirschmann acquisition	2,670	—
Adjusted EBITDA	$9,959	$9,721
Diluted earnings (loss) per common share	$(0.20)	$0.11
Diluted adjusted EBITDA per common share	$0.43	$0.42